UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 23, 2021

FREYR Battery

(Exact name of registrant as specified in its charter)

Luxembourg	001-40581	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

412F, route d’Esch, L-2086 Luxembourg

Grand Duchy of Luxembourg

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 00 352 46 61 11 3721

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Ordinary Shares, no par value	FREY	The New York Stock Exchange

Warrants, each whole warrant exercisable for one Ordinary Share for $11.50 per share	FREY WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 23, 2021, FREYR Battery or its wholly-owned subsidiary (the “Company”) entered into a contract for the provision of a casting and unit cell assembly machine (the “Purchase Agreement”) with Mpac Lambert Limited (“Mpac”). Mpac will supply the casting and unit cell assembly machine for the Company’s customer qualification plant. This will include the design, engineering, construction and installation of such equipment, as well as training of Company personnel. The contract price is approximately $13.8 million, of which 40% is payable upon signing of the contract; 40% is payable upon commencement of building the equipment; 5% is payable when factory acceptance testing is completed and the factory acceptance testing checklist is approved by Mpac and the Company, and 15% is payable when commissioning and site acceptance test are completed and when the site acceptance test checklist is confirmed by the Mpac and the Company. The Company has the option to extend the contract to the Company’s planned Gigafactory 1, subject to the terms and conditions of the Purchase Agreement. The Company also has options to extend the contract to the Company’s planned Gigafactories 2 and 3, subject to negotiation of final pricing, technical specifications, and the other terms and conditions of the Purchase Agreement.

The Company may cancel or suspend the contract upon notice at any time. Following such cancellation, the Company shall pay the unpaid balance due to Mpac for the part of the work already performed and for materials ordered prior to the cancellation, and certain other costs and expenses. Mpac may terminate the contract with immediate effect if the Company becomes insolvent or unable to pay debts when due. If the Company breaches the contract, Mpac is entitled to request an adjustment to the contract schedule or price. The contract contains representations, warranties and indemnities that are customary to commercial agreements of this nature.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

FREYR Battery announces material information to the public through a variety of means, including filings with the Securities and Exchange Commission, press releases, public conference calls, FREYR Battery’s website (www.freyrbattery.com), its investor relations website (ir.freyrbattery.com/overview/), and its news site (ir.freyrbattery.com/ir-news). FREYR Battery uses these channels, as well as social media, including its Twitter account (@FREYRBattery), LinkedIn account (www.linkedin.com/company/freyrbattery), and Youtube page (https://www.youtube.com/channel/UCo0NLMtaYsf2HfnDe6XtFLw), to communicate with investors and the public news and developments about FREYR Battery and other matters. Therefore, FREYR Battery encourages investors, the media, and others interested in FREYR Battery to review the information it makes public in these locations, as such information could be deemed to be material information.

Item 8.01 Other Events.

On July 26, 2021 FREYR Battery issued a press release announcing that the Company entered into the Purchase Agreement with Mpac. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated July 26, 2021

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREYR BATTERY

	By:	/s/ Steffen Føreid
		Name:	Steffen Føreid
		Title:	Chief Executive Officer

Dated: July 26, 2021